Exhibit 5.1

ATTORNEYS AT LAW ONE INDEPENDENT DRIVE, SUITE 1300 JACKSONVILLE, FLORIDA 32202-5017 904.359.2000 TEL 904.359.8700 FAX www.foley.com
June 20, 2023
Lightning eMotors, Inc.
815 14th Street SW, Suite A100
Loveland, CO 80537

Ladies and Gentlemen:

We have acted as counsel to Lightning eMotors, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company of the offer and sale of $1,200,000 of shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), pursuant to the terms of the Pre-Paid Advance Agreement, dated May 16, 2023 (the “Agreement”) between Company and YA II PN, Ltd, a Cayman Islands exempt limited partnership. The Shares are being offered and sold pursuant to a Registration Statement on Form S-3 (File No. 333-266736), filed with the Securities and Exchange Commission (the “Commission”) on August 10, 2022 and declared effective on August 24, 2022 (the “Registration Statement”), the base prospectus filed as part of the Registration Statement (the “Base Prospectus”), and the prospectus supplement dated June 20, 2023 (together with the Base Prospectus, the “Prospectus”).
In connection with our representation, we have examined: (i) the Agreement, (ii) the Registration Statement and the Prospectus, (iii) the Second Amended and Restated Certificate of Incorporation of the Company as amended April 27, 2023 and as in effect on the date hereof and as amended to date, (iv) the Amended and Restated Bylaws of the Company, and (v) the proceedings and actions taken by the Board of Directors of the Company to authorize and approve the transactions contemplated by the Agreement and the execution and delivery of the Agreement. We have also considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Company, certificates of officers, directors and representatives of the Company, certificates of public officials, and such other documents as we have deemed appropriate as a basis for the opinions set forth below. In our examination of the above-referenced documents, we have assumed the genuineness of all manual and electronic signatures, the authenticity of all documents, certificates, and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.
Our opinions expressed herein are limited to the General Corporation Law of the State of Delaware, and we express no opinion as to the laws of any other jurisdiction.
Based upon, subject to and limited by the foregoing, we are of the opinion that, upon the issuance of the Shares pursuant to the terms of the Agreement and the receipt by the Company of the consideration for the Shares pursuant to the terms of the Agreement, the Shares will be validly issued, fully paid, and nonassessable.

This opinion is issued as of the date hereof, and we assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

We consent to the filing of this opinion, as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission on the date hereof, to the incorporation by reference of this opinion into the Registration Statement and the Prospectus and to the references to our firm therein. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended (the “Securities Act”) or within the category of persons whose consent is required by Section 7 of the Securities Act.

Sincerely,

/s/ FOLEY & LARDNER LLP